                                                                    EXHIBIT 2.1

                            DATED 13TH JANUARY 1997
                            -----------------------



              P. F. SHIPPERLEE, ESQ. and MRS. S.F. SHIPPERLEE (1)

                              GENEPAD LIMITED (2)

                    INFORMATION MANAGEMENT RESOURCES INC (3)


                       ----------------------------------

                                   AGREEMENT
                                 acquisition of
                          Link Group Holdings Limited

                       ----------------------------------



                                  Walsh Lawson
                              54-62 Regent Street,
                                    LONDON,
                                    W1R 5PJ.

                                   CONTENTS
                                   --------

Clause          Heading                                        Page
------          -------                                        ----
 1.             Definitions and Interpretation                   3

 2.             Conditions Precedent                            11

 3.             Sale of Shares                                  13

 4.             Consideration                                   13

 5.             Warranties                                      16

 6.             Completion                                      22

 7.             Undertakings by the Vendors                     26

 8.             Deferred Consideration                          28

 9.             Restriction on Disposal of Shares               29

10.             Termination                                     30

11.             Guarantee and Undertaking                       30

12.             Miscellaneous                                   31

13.             Confidentiality                                 32

14.             Announcements                                   32

15.             Costs                                           33

16.             Non-merger on Completion                        33

17.             Severability                                    33

18.             Entire Agreement                                34

19.             Notices                                         34

20.             Governing Law                                   35

Schedules
---------

The First
Schedule        Deed of Indemnity                               36


The Second
Schedule        Details of Directors                            45


The Third
Schedule        Shareholdings in the Company                    46


The Fourth
Schedule        Particulars of the Property                     47


The Fifth
Schedule        Warranties                                      48


The Sixth
Schedule        Subsidiaries                                    78


THIS AGREEMENT is made the 13th day of January 1997

BETWEEN:-

(1) THE PERSONS whose names and addresses are set out in the Third Schedule ("the Vendors");

(2) GENEPAD LIMITED (Company No. 3290026) whose registered office is at Link House St Mary's Way Chesham Buckinghamshire HP5 1HR ("the Purchaser"); and

(3) INFORMATION MANAGEMENT RESOURCES INC of 26750 US Highway, 19 North, Suite 500, Clearwater, Florida, 34621 ("the Guarantor")

WHEREBY IT IS AGREED as follows:-

1.   DEFINITIONS AND INTERPRETATION
     ------------------------------
1.1  In this Agreement and in the Schedules:-

     "Accounts"             means the audited balance sheets of the Company and
                            the Subsidiaries as at the Balance Sheet Date and the audited profit and loss accounts of the Company and the Subsidiaries for the year ended on the Balance Sheet Date, together in each case with all notes, reports, statements, and all other documents annexed thereto in accordance with any legal requirements;

     "Agreement"            means this Agreement and the Schedules hereto;

     "the Balance Sheet"    means the consolidated balance sheet of the Company
                            and its Subsidiaries (excluding IMR (UK)) as at 31st
                            December 1996 submitted by the Vendors' Accountants pursuant to Sub-clause 2.2.1;

     "Balance Sheet Date"   means 31st May 1996;

     "Bank" means Midland Bank plc, Midland House, 98 Oxford Road, High Wycombe, Bucks, HP11 2DR (branch);

     "Bank Indebtedness"    means the aggregate indebtedness of the Group to the
                            Bank on the Business Day immediately preceding the date of this Agreement;

     "Business Day"         means a day (other than a Saturday or Sunday) on
                            which clearing banks are open for business;

     "Cash Consideration"   means (Pounds)1,250,000;

     "Claim for Tax"        includes any assessment, notice, demand, letter or
                            other document issued or action taken by or on behalf of any Tax Authority whereby the Company and/or the Subsidiaries is or may be placed or sought to be placed under any Tax Liability;

     "Company"              means Link Group Holdings Limited, a company
                            incorporated on 26th September 1994 as a private company limited by shares and registered in England under the Companies Acts with number 2972297 and whose registered office is at Holborn Hall, 100
                            Grays Inn Road, London, WC1X 8BY;

     "Companies Act"        means the Companies Act 1985 as amended by the
                            Companies Act 1989;

     "Completion"           means completion of the sale and purchase of the
                            Shares in accordance with Clause 6;

     "Completion Accounts"  means the consolidated balance sheet of the Company and its Subsidiaries as at the Effective Date and the consolidated profit and loss account for the Company and its Subsidiaries for the period ended on the Effective Date audited by the Vendors' Accountants pursuant to Sub-clause 4.5.2 together in each case with all notes, reports, statements and all other documents annexed thereto;

     "Completion Date"      means the date which is two Business Days after
                            satisfaction of the last of the Conditions;

     "Conditions"           means the Conditions referred to in clause 2;

     "Consideration Shares" means such  number of shares of Common Stock par value US$0.10 in the Guarantor as have an aggregate market value (determined by reference to the closing/mid-market price of a share of Common Stock par value US$0.10 in the capital of the Guarantor on the NASDAQ National Market on the Business Day immediately preceding the Completion Date) as close as possible to (but not exceeding) (Pounds)1,000,000 (at the dollar/sterling exchange rate detailed in the Wall Street Journal on the Business Day immediately preceding the Completion Date) without requiring the issue of fractions of shares either in aggregate or to either of the Vendors and the Purchaser shall pay to the Vendors the difference between the market value of such shares allotted (determined as aforesaid) and (Pounds)1,000,000; such shares to be credited as fully paid up and ranking on allotment for all dividends and distributions declared, paid or made on the Common Stock par value US$0.10 in the share capital of the Guarantor after the date hereof and otherwise pari passu in all respects with the existing the Common Stock par value US$0.10 each in the Guarantor save that they will not rank for any dividend or other distribution payable by reference to a date prior to the date of Completion;

     "Deed of Indemnity"    means a deed in the form set out in the First
                            Schedule;

     "Deferred              means the sum of (Pounds)1,000,000 subject to
      Consideration"        reduction in accordance with and pursuant to the
                            provisions of Clause 8;

     "Deferred Payment      means the first anniversary of the Completion
      Date"                 Date;

     "Directors"            means the directors of the Company listed in Part I
                            of the Second Schedule;

     "Disclosure Letter"    means the letter of even date herewith from the
                            Vendors to the Purchaser;

     "the Effective Date"   means 8th January 1997;

     "Event" includes (without limitation) any omission or transaction of whatever nature whether or not the Company and/or the Subsidiaries is a party thereto;

     "Group"                means the Company and the Subsidiaries;

     "the Guarantees"       means the personal guarantees dated 12th April 1996
                            or such other guarantees entered into by the Vendors pursuant to which the Vendors have jointly and severally guaranteed the repayment of the Bank
                            Indebtedness to the Bank and "Guarantee" shall be construed accordingly;

     "ICTA"                 means the Income and Corporation Taxes Act 1988;

     "IMR (UK)"             means IMR (UK) Limited, a company incorporated on
                            2nd October 1992 as a private company limited by Shares and registered in England under the Companies
                            Acts with number 2752876 and whose registered office is at Holborn Hall, 100 Grays Inn Road, London, W1X
                            8BY;

     "Initial               means the aggregate of the Cash Consideration and
      Consideration"        the Consideration Shares;

     "IMR (UK) Accounts"    means the balance sheet of IMR (UK) as at 31st
                            December 1996 and the profit and loss account of IMR
                            (UK) for the year ended on 31st December 1996 prepared pursuant to Sub-clause 4.5.1 together in each case with all notes, reports, statements and all other documents annexed thereto in accordance with any legal requirements;

     "Intellectual          means any patents, trade marks, service marks,
      Property"             registered designs, applications for any of the
                            foregoing, copyrights, trade or business names, inventions, discoveries, improvements, designs, techniques, computer programmes and other confidential process, information and know-how and any other similar industrial or commercial rights and any licences in connection with the same;

     "Net Assets"           for the purposes of calculating the Deferred
                            Consideration shall have the meaning set out in Sub-clause 4.4.2;

     "Net Profit"           for the purposes of calculating the Deferred
                            Consideration shall have the meaning set out in Sub-clause 4.4.1;

     "Property"             means the property short particulars of which are
                            set out in the Fourth Schedule;

     "Purchaser's           means Walsh Lawson, 54-62 Regent Street London
      Solicitors"           W1R 5PJ;

     "Purchaser's           means Coopers & Lybrand, 1 Embankment Place,
      Accountants"          London, WC2N 6NN;

     "Relief" means any relief, allowance, credit, deduction, set-off, exemption or right to repayment given claimed or available pursuant to any Tax Legislation;

     "Shares"               means the whole of the issued share capital of the
                            Company being   1,000 Ordinary Shares of  (Pounds)1
                            each to be bought and sold pursuant to Clause 3 hereof particulars of the shareholding of which are set out in the Third Schedule;

     "Subsidiaries"         means the Company's subsidiaries (within the meaning
                            of Section 736 of the Companies Act) at the date hereof as set out in the Sixth Schedule;

     "Tax" or "Taxation"    means any tax of any relevant country and includes
                            without limitation, corporation tax, income tax, capital gains tax, development land tax, value added tax, customs and other import duties, stamp duty, national insurance, estate duty, capital transfer tax, inheritance tax, betterment levy and any payment in the nature of a tax payment which is payable to a Tax Authority in any country as a result of any enactment, regulation or judgement in each case relating to taxation and all penalties, fines, surcharges and interest relating to any Claim for Tax;

     "Tax Authority"        means any authority whether within or outside the
                            United Kingdom competent to impose a liability to Tax;

     "Tax Legislation"      means any statute, statutory instrument, enactment,
                            law, by-law, directive, decree, ordinance, regulation or legislative provision enacted, issued or adopted providing for, imposing or relating to Tax;

     "TCGA"                 means the Taxation of Chargeable Gains Act 1992

     "Vendors' Solicitors"  means Tarlo Lyons, Watchmaker Court, 33 St Johns
                            Lane, London, EC1M 4DB;

     "Vendors' Accountants" means Arram Berlyn Gardner, Holborn Hall, 100 Grays
                            Inn Road, London, WC1X 8BY;

     "Warranties"           means the warranties, representations, covenants and
                            undertakings set out in Clause 5 and the Fifth
                            Schedule;

     "Warrantors"           means both of the Vendors.

1.2  Words and phrases the definition of which is contained or referred to in
     Part XXVI of the Companies Act shall be construed as having the meaning in this Agreement thereby attributed to them unless the context otherwise requires.

1.3 Reference to statutory provisions shall be construed as references to those provisions as amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and shall further include all statutory instruments or orders from time to time made pursuant thereto.

1.4 Reference to a document "in the approved terms" means that document in a form approved and for the purpose of identification signed by or on behalf of the parties hereto or such other terms as may be agreed in writing between the parties in substitution therefor.

1.5 Where the context permits words importing one gender shall be treated as importing any gender and words importing individuals shall be treated as importing corporations unincorporated associations and partnerships and vice versa the singular shall include the plural and references to the whole shall include references to the parts thereof.

1.6 The clause headings are for convenience only and shall not affect the construction hereof.

1.7 The Schedules form part of this Agreement and shall be construed and have the same full force and effect as if expressly set out in the body of this Agreement.

2.   CONDITIONS PRECEDENT
     --------------------
2.1  This Agreement is conditional upon:-

     2.1.1 the Balance Sheet disclosing Net Assets of not less than (Pounds)200,000;

     2.1.2 the Purchaser's Accountants having certified to the Purchaser and the Guarantor in writing that the Balance Sheet:-

            2.1.2.1 has been prepared in accordance with the requirements of the Companies Act and any other legislation and complies with all current Statements of Standard Accounting Practice and Financial Reporting Standards issued by the Institute of Chartered Accountants in England and Wales; and

            2.1.2.2  has been prepared on the same basis and policies as the
                     Accounts: and

            2.1.2.3 contains proper provisions therein in respect of all liabilities (including without limitation taxation) (whether actual or contingent, quantified or in dispute) of the Company and its Subsidiaries as at 31st December 1996; and

            2.1.2.4 gives a true and fair view of the financial position of the Company and its Subsidiaries as at 31st December 1996.

2.2  With regard to the fulfilment of the Conditions:-

     2.2.1 The Vendors shall procure that the Group prepare and the Vendors' Accountants submit to the Purchaser the Guarantor and the Purchaser's Accountants within eight Business Days of the date of this Agreement (inclusive of the date of this Agreement):

            2.2.1.1  the Balance Sheet; and

            2.2.1.2 consolidated management accounts for the Company and the Subsidiaries for the period ended 31st December 1996.

     2.2.2 The Purchaser shall procure that the Purchaser's Accountants shall consider the Balance Sheet and let the Purchaser have its response or certificate (if appropriate) in relation thereto within eight Business Days of receipt of the Balance Sheet by the Purchaser's Accountants. A copy of the response or Certificate (as the case may be) shall be delivered to the Vendors and the Vendors' Accountants.

     2.2.3 For the purposes of the consideration of the Balance Sheet by the Purchaser's Accountants the Vendors shall procure that the Vendors' Accountants and/or the Company and its Subsidiaries make available at all reasonable times for inspection by the Purchaser's Accountants the accounting records their working papers and files of the Company and its Subsidiaries and all other information which may be relevant.

2.3 In the event that the Conditions are not fulfilled on or before 7th February 1997 (or such later date as may be agreed between the Vendors and the Purchaser) the Purchaser shall provided that the Purchaser has complied with its obligations under sub-clause 2.2.2 be entitled by notice in writing given to the Vendors (without prejudice to any other of its rights or remedies) at any time thereafter (but prior to the Conditions being fulfilled) to determine this Agreement.

2.4 For the avoidance of doubt all debts due from IMR (UK) to the Group (or due from the Group to IMR (UK)) shall properly be taken into account in the preparation of any accounts to be prepared hereunder

3.   SALE OF SHARES
     --------------

3.1 Subject to the terms of this Agreement each of the Vendors shall sell the number of the Shares set out opposite his name in the Third Schedule with full title guarantee and the Purchaser shall purchase the Shares free from all options, liens, equities, claims, charges, encumbrances or restrictions whatsoever and together with effect from the Effective Date all rights attaching thereto and all dividends and distributions declared, made or paid thereon or in respect thereof on or after the Effective Date.

3.2 Each of the Vendors hereby waives any pre-emption rights he may have in relation to the Shares under the articles of association of the Company or otherwise.

3.3 The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

4.   CONSIDERATION
     -------------
4.1  The Initial Consideration shall be satisfied on Completion:-

     4.1.1  as to (Pounds)1,250,000  in cash; and

     4.1.2  as to (Pounds)1,000,000  by the issue of the Consideration Shares.

4.2 The Initial Consideration shall be divided between the Vendors in the proportions specified in the Third Schedule.

4.3 The Deferred Consideration (if any) shall be satisfied on the Deferred Payment Date by bankers draft drawn on a city branch of a London Town Clearing Bank and shall be divided between the Vendors in the proportions specified in the Third Schedule.

4.4  For the purpose of calculating the Deferred Consideration:

     4.4.1  the Net Profits shall mean the profit on ordinary activities of IMR
            (UK) before taxation for the period of twelve months ending on 31st December 1996 as derived from the IMR (UK) Accounts, such profits to be certified by the auditors for the time being of IMR (UK) and to be adjusted in so far as necessary:-

            4.4.1.1 so as to include a credit of the actual spend (up to (Pounds)40,000) for the Year 2000 Conference; and

            4.4.1.2  so as to exclude:-

                     4.4.1.2.1 any charge or provision for corporation tax in respect of the profits or chargeable gains of IMR (UK) for the said twelve month period;

                     4.4.1.2.2 any exceptional items as defined in Financial Reporting Standard 3 to the extent that such exceptional items would reduce the Net Profits;

     4.4.2 the Net Assets of the Company and its Subsidiaries as at the Effective Date shall be as disclosed in the Completion Accounts and be certified by the Vendors' Accountants.

4.5 The Vendors shall procure that the IMR (UK) Accounts and the Completion Accounts are prepared and submitted to the Vendors' Accountants who shall:-

     4.5.1 audit the IMR (UK) Accounts which shall be prepared (1) in accordance with the requirements of all relevant statutory provisions and SSAP's and Financial Reporting Standards (2) on the same basis and policies as the previous auditing accounts of IMR
            (UK) and generally accepted accounting principles and audited to generally accepted auditing standards as soon as practicable after 31st December 1996 and in any event before 28th February 1997;

     4.5.2 audit the Completion Accounts which shall be prepared (1) in accordance with the requirements of all relevant statutory provisions and SSAP's and Financial Reporting Standards (2) on the same basis and policies as the Accounts and generally accepted accounting principles (3) and audited to generally accepted auditing standards as soon as practicable after the Effective Date and in any event before 28th February 1997;

     4.5.3 submit to the Purchaser's Accountants and the Purchaser copies of the IMR (UK) Accounts and the Completion Accounts and allow the Purchaser's Accountants and the Purchaser a period of 28 days from the date of receipt to make comments and representations thereon;

     4.5.4 the Vendor's Accountants shall after fully considering and, if appropriate, taking into account comments and representations (if any) made by the Purchaser's Accountants and/or the Purchaser prepare and deliver to the Purchaser and to the Vendors within 10 Business Days after the period of 28 days referred to in Sub-clause
            4.5.3 a certificate of (1) the Net Profits together with a copy of their calculation of the Net Profits showing the application of any adjustments referred to in Clause 4.4 above, and (2) the "Net Assets";

4.6 The Vendors shall procure that the Purchaser and the Purchaser's Accountants are afforded full disclosure of all material facts known to the Vendors and the Group together with free access to the Group's and IMR
     (UK)'s auditors' working papers and records and those of the Group and IMR
     (UK).

4.7 In the event of there being any dispute difference or question which may arise between the Vendors and the Purchaser in connection with the said certificate or calculation and the provisions of this Clause 4 notice of any such dispute or difference shall be given to the other party specifying the nature of the difference or dispute within 14 Business Days of receipt of the certificate and any dispute or difference which cannot be resolved by the parties within 28 Business Days of receipt of the said certificate shall be referred to the decision of a single Chartered Accountant or firm of Accountants to be agreed between the parties or in default of such agreement within a period of 7 days to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants in England and such Chartered Accountant or firm of Chartered Accountants shall be deemed and instructed to act as experts and not as arbitrators in connection with the giving of such decision which shall be binding (save for manifest error) on the parties. The costs of the expert shall form part of his award;

4.8 The Company shall bear the costs of the Vendors' Accountants and the Purchaser's Accountants associated with the preparation and issue of the said certificate.

4.9 The certificate of the Net Profits and the Net Assets delivered pursuant to Sub-clause 4.5.3 shall (in the absence of manifest error to be notified by either party to the other in writing within 14 Business Days of receipt or in the absence of the appointment of an expert in terms of Clause 4.7) be binding on the parties hereto.

5.   WARRANTIES
     ----------

5.1 Each of the Warrantors acknowledges that the Warrantors have jointly and severally made the Warranties to the Purchaser and that the Purchaser has entered into this Agreement on the basis of and in full reliance on the Warranties.

5.2 The Warrantors jointly and severally warrant and represent to the Purchaser in the terms of the Fifth Schedule

5.3 The Warranties are given subject to the matters expressly disclosed in the Disclosure Letter but no other information relating to the Company of which the Purchaser has knowledge (actual or constructive) shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amounts recoverable. The Purchaser warrants that save as disclosed in the Disclosure Letter it is not at the date of this Agreement aware of any breach of the Warranties.

5.4 Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Warranty or any other provision of this Agreement.

5.5 Where any statement set out in the Fifth Schedule is expressed to be given or made "to the best of the Warrantors' knowledge" or "to the best of the Warrantors' knowledge and belief" or "after having made all proper enquiry" or "so far as the Warrantors are aware", such statement (save where otherwise expressly stated) shall be deemed to be qualified by the additional statement that the Warrantors have made reasonably diligent enquiries prior to the date hereof and each Warrantor shall be deemed to have knowledge of:-

     5.5.1 anything of which the other Warrantors have knowledge or are deemed by this Sub-clause to have knowledge; and

     5.5.2 anything of which he ought reasonably to have knowledge given his particular position in and responsibilities to the Company.

5.6 Each of the Warranties shall also apply in relation to each of the Subsidiaries as if this Clause and the Fifth Schedule had been set out again herein in extenso in relation to each of the Subsidiaries with the substitution therein mutatis mutandis of references to each of the Subsidiaries for the references to "the Company".

5.7 The rights and remedies of the Purchaser in respect of a breach of the Warranties shall not be affected by Completion by the Purchaser rescinding or failing to rescind this Agreement or by any other event or matter whatsoever except a specific and duly authorised written waiver or release by the Purchaser.

5.8 The Warrantors hereby undertake to the Purchaser that they will forthwith notify in writing to the Purchaser any fact or circumstance which may arise or become known to them or any of them after the date of this Agreement and prior to Completion which is a breach of or inconsistent with any of the Warranties or which might render any of them untrue or misleading and if so requested by the Purchaser use all reasonable endeavours at the cost of the Company promptly to prevent or remedy the same. For the avoidance of doubt any matter or thing so notified shall not be deemed a disclosure for the purposes of qualifying the liability of the Warrantors under this Clause.

5.9 In the event that any matter arises or comes to the notice of the Purchaser which will or may give rise to any liability on the part of the Warrantors under, in respect of or in connection with any of the Warranties or if any Claim for Tax is made against the Purchaser or the Company or any Subsidiary in respect of which the Purchaser may have a claim against the Vendors under any provision of this Agreement or Deed of Indemnity the Purchaser shall give notice in writing to the Warrantors of such fact or matter or Claim for Tax as soon as reasonably practicable after the Purchaser becomes aware of the same and shall except in a case where fraud or wilful default or neglect is alleged (subject to the Purchaser being fully indemnified and secured to its reasonable satisfaction in respect of any liability, costs, damages, or expenses which may be incurred thereby by it and/or the Company and/or the Subsidiaries) take such action as the Warrantors may reasonably request to defend, settle, compromise or otherwise deal with such matter or Claim for Tax provided that any action so requested which would in the reasonable opinion of the Purchaser damage or adversely affect the continuing business or prosperity of the Company and/or the Subsidiaries shall not be regarded as "reasonably" requested. Insofar as it shall be reasonable the Purchaser shall not and shall procure that the Company and/or the Subsidiaries shall not do any act or thing which shall admit or assist any such matter or Claim for Tax. If neither of the Warrantors request the Purchaser to take any such action or if the Purchaser shall not be indemnified and secured as aforesaid, in either case within 28 days of the notice given, the Purchaser and/or the Company and/or the Subsidiaries shall be free to pay or settle the matter or Claim for Tax in such terms as it or they may in its or their absolute discretion think fit.

5.10 The Warrantors hereby agree that if any of the Warranties is found to be untrue or incorrect or if there is any breach of any of the undertakings on the part of the Vendors contained in Clause 7 then, subject to the provisions of this Agreement and without restricting the rights of the

     Purchaser to rescind this Agreement pursuant to clause 10.1 or to claim damages on any other basis available to it, the Warrantors will, on demand by the Purchaser (at the Purchaser's option) either:-

     5.10.1 pay to the Purchaser or the Company and/or any Subsidiary (as the Purchaser shall direct) an amount equal to any deficiency, depletion of assets or increased liability of the Company and/or such Subsidiary which arises from such breach of the Warranties or which would not have arisen but for such breach or which exists and would not have existed if the Warranty in question had been true and correct or the undertaking in question had been complied with together with all reasonable costs and expenses properly and necessarily incurred or sustained by the Purchaser or the Company and/or such Subsidiary as a result of such breach; or

     5.10.2 pay to the Purchaser an amount equal to the amount by which the value of the Shares is less than it would have been if such Warranty had been true and correct or such undertaking has been complied with, together with all reasonable costs and expenses properly and necessarily incurred or sustained by the Purchaser as a result of such breach.

5.11 In the event that the Inland Revenue seek to charge to tax any sums paid to the Purchaser or the Company under the Deed of Indemnity then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so charged there shall be left a sum equal to the amount that would otherwise be payable in respect of such claim or liability.

5.12 The Purchaser hereby agrees and acknowledges that notwithstanding anything to the contrary contained in this Agreement the Warranties and any other liabilities of the Vendors arising under this Agreement save those liabilities arising under the Deed of Indemnity are subject to the following:-

     5.12.1 no claim in respect of the Warranties shall be capable of being made unless it shall be notified in writing to the Vendors within 18 months from the date hereof and any such claim which may be made shall (if it has not been previously satisfied settled or withdrawn) be deemed to be withdrawn at the expiration of 24 months from the date hereof unless prior to such expiration legal proceedings in respect thereof shall have been issued and served on the Vendors;

     5.12.2 the aggregate liability of the Vendors in respect of all breaches of the Warranties and otherwise under this Agreement shall not exceed the Consideration (which for the avoidance of doubt shall comprise the Initial Consideration and the Deferred Consideration) to the extent that it has actually been paid/satisfied);

     5.12.3 the Vendors shall not be liable in respect of any single claim brought by the Purchaser for a breach of the Warranties arising out of a single event or a series of events of the same type if the liability in respect of such claim would not exceed (Pounds)1,000. The Vendors shall be liable in respect of any claim for a breach of the Warranties in respect of which the liability of the Vendor exceeds (Pounds)1,000 only if the liability of the Vendor for that claim and all other such claims exceeding (Pounds)1,000 would in aggregate exceed (Pounds)10,000 and in that event the Vendor shall be liable for the entirety of the liability and not merely the excess;

     5.12.4 if any matter arises or gives rise to any claim under the Warranties the Purchaser shall as soon as reasonably practicable after becoming aware of the same give notice in writing to the Vendors giving reasonable details of the matter in respect of which the claim is made and the bona fide estimated liability in respect thereof and where the claim arises by reason of a claim made against the Purchaser by a third party;

     5.12.5 no claim in respect of any breach or breaches of any of the Warranties shall be made if (but only to the extent that) provision or reserve in respect of the matter forming the basis for the claim has been made in the Accounts; and

     5.12.6 the Vendors shall have no liability in respect of any claim under the Warranties if it would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser or its employees, agents or successors in title in any such case otherwise than in ordinary course of carrying on the Business and where the Purchaser knew or ought reasonably to have been aware that the liability would arise by virtue thereof.

5.13 If the Vendors pay at any time to the Purchaser an amount pursuant to a claim in respect of the Warranties or under any of the other provisions of this Agreement and the Purchaser subsequently becomes entitled to recover from some other person (including insurers) any sum in respect of any matter giving rise to such claim the Purchaser shall (subject to being incurred in connected therewith) take all reasonable steps to enforce such recovery and shall forthwith repay to the Vendor so much of the amount paid by it to the Purchaser as does not exceed the sum recovered from such other person less the reasonable costs, expenses and outgoings properly incurred in connection with such recovery.

5.14 Nothing in this Agreement shall operate to diminish the Purchaser's common law duty in respect of a breach of the Warranties to mitigate its loss in respect of matters dealt with in this Agreement.

5.15 Subject to the Purchaser complying with the provisions of Clause 5.13 and an amount being recovered from the Purchaser's insurers as contemplated therein the Vendors will forthwith reimburse to the Purchaser the amount (if any) by which the Purchaser's insurance premia are increased where the Purchaser can show that such increase is caused by its making a claim against its insurances so as to comply properly with the provisions of such clause.

5.16 The Vendors shall be severally liable for half of the final liability of any claims made under the Warranties.

6.   COMPLETION
     ----------

6.1 Subject to the due satisfaction or waiver of the Conditions completion shall take place at the offices of the Vendors' Solicitors on the second Business Day after the due satisfaction or waiver of the last of the Conditions or at such other place and/or such other date as may be agreed between the parties whereupon:-

     6.1.1  the Vendors shall deliver to the Purchaser:-

            6.1.1.1 duly executed transfers of the Shares by the registered holders thereof in favour of the Purchaser or such other persons as the Purchaser shall direct together with the relative share certificates;

            6.1.1.2 duly executed transfers by the registered holders thereof in favour of the Purchaser of the shares in the Subsidiaries which are not registered in the name of the Company together with the relative Share Certificates;

            6.1.1.3  an engrossment of the Deed of Indemnity executed by them;

            6.1.1.4 bank certificates as to the Group's bank balances at the close of business on the Business Day preceding Completion and the Bank Indebtedness; a bank reconciliation statement prepared by the Vendors to show the bank position of the Group at the close of business on the Business Day preceding Completion ("the Reconciliation Date") adjusted as necessary to reflect credits since the Reconciliation Date to the Completion Date inclusive and a list of unpresented cheques as at the Reconciliation Date and of cheques drawn since the Reconciliation Date to the Completion Date inclusive and of standing orders payable from the Reconciliation Date to the Completion Date inclusive together with a warranty from the

                   Vendors that no other cheques have been drawn by or on behalf of the Company and that no other bankings have been made since the Reconciliation Date;

          6.1.1.5 such waivers of pre-emptive rights, consents to transfer or other documents as are required to enable the Purchaser to be registered as the holder of the Shares;

          6.1.1.6 irrevocable powers of attorney (in the approved terms) executed by each of the holders of the Shares in favour of the Purchaser or its nominee(s) to enable the Purchaser (pending registration of the transfers of such shares) to exercise all voting and other rights attaching to such shares and to appoint proxies for this purpose;

          6.1.1.7 such other documents (including any power of attorney under which any document required to be delivered under this Agreement has been executed and any waivers or consents) as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

          6.1.1.8 the written resignation of the Group's auditors as auditors to the Group (without compensation for loss of office or any other claim save for professional fees for services rendered prior to the Completion Date) such resignation to contain a statement by them pursuant to Section 394(1) of the Companies Act;

          6.1.1.9 written confirmation from the Vendors that there are no subsisting guarantees given by any Group Company in their favour and that after compliance with Clause 6.1.4 none of the Vendors will be indebted to any Group Company or vice versa.

     6.1.2 the Vendors shall ensure that a meeting of the Directors of the Company and each of the Subsidiaries is held at which the following business is transacted:-

            6.1.2.1 the Board of the Company and each of the Subsidiaries shall be reconstituted as required by the Purchaser;

            6.1.2.2 all existing authorities relating to bank accounts of the Company and each of the Subsidiaries shall be revoked and authority given to such persons as the Purchaser may nominate to operate the same;

            6.1.2.3 the resignation of the auditors to the Company and each of the Subsidiaries shall be accepted and the passing of a Resolution appointing Coopers & Lybrand as auditors;

            6.1.2.4 the registered office of the Company and each of the Subsidiaries shall be changed as required by the Purchaser;

            6.1.2.5 the accounting reference date of the Company and each of the Subsidiaries shall be changed to 31st December;

            6.1.2.6 and in the case of the Company only, the Directors shall approve for registration the transfers mentioned in Sub-clause 6.1.1.1 above (subject only to such transfers being duly stamped).

     6.1.3 the Vendors shall procure the delivery to or to the order of the Purchaser as agent for the Company of:-

            6.1.3.1 all the statutory books (duly written up to date) and other books of the Group, their certificates of incorporation (original and on change of name) and common seals;

            6.1.3.2 the title deeds to the Property and all the documents of title relating to all the assets of the Group unless the same are held by any person as mortgagee of the same in which case the Vendors will provide letters from such persons confirming the documents they hold.

     6.1.4 the Vendors shall repay all monies then owing by them to any Group Company whether due for payment or not;

     6.1.5 Philip Francis Shipperlee shall enter into a service agreement with the Company in the approved terms;

     6.1.6 Sheila Frances Shipperlee shall enter into a service agreement with the Company in the approved terms;

     6.1.7  the Purchaser shall:-

            6.1.7.1 deliver to the Vendors' Solicitors (who are hereby authorised by the Vendors to give a valid receipt for the same) a bankers' draft for the Cash Consideration;

            6.1.7.2 procure the issue of the Consideration Shares and deliver to the Vendors' Solicitors the Share Certificates in respect thereof in the names of the Vendors and in the proportions shown against their names respectively in the Third Schedule;

            6.1.7.3 deliver to the Vendors a counterpart of the Deed of Indemnity duly executed by the Purchaser the Company and the Subsidiaries.

6.2 If the Vendors are unable to comply with any of their obligations under the preceding provisions of this Clause 6 on the Completion Date the Purchaser may:-

     6.2.1 defer Completion to a date not more than 28 days after the said date (and so that the provisions of this Clause 6 shall apply to Completion as so deferred); or

     6.2.2 proceed to Completion so far as practicable but without prejudice to the Purchaser's rights (whether under this Agreement generally or under this Clause) to the extent that the Vendors have not complied with their obligations thereunder; or

     6.2.3  rescind this Agreement.

6.3 The Purchaser shall use best endeavours to procure the release of the Guarantees within 30 days of the Completion Date PROVIDED THAT the obligation of the Purchaser under this Clause 6.3 shall not oblige the Purchaser or any third party to incur a liability in excess of (Pounds)200,000.

7.   UNDERTAKINGS BY THE VENDORS
     ---------------------------

7.1 The Vendors hereby undertake to the Purchaser that from the date hereof to the Completion Date (inclusive) they shall cause the business and affairs of the Group to be conducted in the ordinary course of business in consultation with the Purchaser and that no transaction outside the ordinary course of business is carried out without the prior written consent of the Purchaser. For the purpose of this Clause 7.1 the expression "the ordinary course of business" shall mean the conduct and operation of the business of the Group in the usual regular and ordinary manner in which the same was conducted and operated prior to the date hereof. To the extent consistent with such operation the Vendors shall use all reasonable endeavours to maintain and preserve the present business organisation of the Group intact preserving and maintaining the Group's present relationships with clients, the media, suppliers and other persons having dealings or relations with the Group and following the Group's usual and ordinary accounting practices and methods, making ordinary accruals incurring ordinary liabilities and expenditures and making ordinary contract commitments for capital additions and replacements, merchandise, insurance, rentals and other ordinary expenses.

7.2 Notwithstanding anything to the contrary or inconsistent contained above in this Clause 7, during the period from the date hereof to the Completion Date (inclusive) the Vendors shall procure that unless the Purchaser has given its prior written consent the Group will not:-

     7.2.1  undertake any business which is new to it in nature;

     7.2.2  make any commitment in the name or on behalf of the Purchaser;

     7.2.3 dismiss or in any way change the remuneration or terms of employment of any director, employee or secretary of the Group;

     7.2.4 enter into any agreements or exercise any options for the acquisition of any land or interest in land or enter into any agreement for the sale of any land or interest in land;

     7.2.5 make any commitment involving material capital expenditure by the Group and for the purposes of this sub-clause "material" shall mean in excess of (Pounds)1,000 in aggregate;

     7.2.6 create any mortgage charge or other encumbrance over any of the property or assets of the Group nor repay in whole or in part any loan;

     7.2.7 (save in pursuance of this Agreement) modify any of the rights attached to any shares in the Company or create or issue any shares or grant or agree to grant any option over any shares or uncalled capital of the Company or issue any obligations convertible into shares;

     7.2.8 capitalise or repay any amount standing to the credit or any reserve of the Company or redeem or purchase any shares or undertake any other reorganisation of the share capital of the Company;

     7.2.9 admit any person (other than a party to this Agreement) whether by subscription or transfer or transmission as a member of the Company;

     7.2.10 sell or dispose of any part of the undertaking or the assets of the Group;

     7.2.11 declare or pay any dividend or other distribution;

     7.2.12 alter the Memorandum or Articles of Association of the Company and/or any Subsidiary;

     7.2.13 give any guarantee or indemnity;

     7.2.14 acquire any shares of any other company or participate in any partnership or joint venture;

     7.2.15 borrow any money; or

     7.2.16 appoint any person as a director or senior executive of the Company or any Subsidiary or engage any person as a consultant to the Company or any Subsidiary

7.3 The Vendors shall not permit any company within the Group to pass any resolution in general meeting

8    DEFERRED CONSIDERATION
     ----------------------

8.1  If the:

     8.1.1  IMR (UK) Accounts show a Net Profit of less than (Pounds)197,940; or

     8.1.2 the Completion Accounts disclose Net Assets of less than (Pounds)200,000 then the Deferred Consideration shall be reduced by the sum of (Pounds)1 for every (Pounds)1 by which (a) the Net Profit of IMR (UK) in the IMR (UK) Accounts is less than (Pounds)197,940 and (b) the Net Assets disclosed in the Completion Accounts are less than (Pounds)200,000.

8.2 The Deferred Consideration reduced (if appropriate) in accordance with the provisions of clause 8.1 shall be paid by the Purchaser to the Vendors' solicitors (who are hereby authorised on behalf of the Vendors to give a valid receipt therefor) on the first anniversary of the Completion Date. Time shall be of the essence in relation to such payment.

9.   RESTRICTION ON DISPOSAL OF SHARES
     ---------------------------------
     Each of the Vendors hereby undertakes and agrees with the Guarantor that without the prior written agreement of the Guarantor, which it shall be under no obligation to give:-

     9.1 for a period of 12 months following Completion neither of them will in any manner dispose of or deal with any of the Consideration Shares allotted to him hereunder;

     9.2 they will afford to such stockbrokers then acting as stockbrokers to the Guarantor or such other stockbrokers as the Guarantor may nominate a reasonable opportunity to effect any disposal of any of the Consideration Shares and will effect such disposal through the Guarantor's stockbrokers provided only that they are able to offer the best price obtainable failing which they shall be free to effect any disposal of any such shares to a higher bidder;

     Provided Always That, in the event of a general offer being made for the issued share capital of the Guarantor and such offer becoming unconditional in all respects the Vendors shall be at liberty (notwithstanding anything else in this Agreement) to dispose of or deal with any of the Consideration Shares in any manner and at any time he thinks fit without reference to the Guarantor or the Guarantor's stockbrokers.

10.  TERMINATION
     -----------

10.1 If after the date of this Agreement but before Completion any of the Warranties is breached in any material respect then the Purchaser shall have the right by notice in writing given to the Vendors to rescind this Agreement.

10.2 After Completion, the Purchaser shall not be entitled to rescind this Agreement and acknowledges that its remedies shall lie in damages only.

11.  GUARANTEE AND UNDERTAKING
     -------------------------

11.1 The Guarantor hereby irrevocably and unconditionally, as primary obligor, undertakes and guarantees the full, prompt and complete performance by the Purchaser of all its obligations under this Agreement and the due and punctual payment of all sums now or subsequently payable by the Purchaser or to the Vendors under this Agreement when the same shall become due and undertakes with the Vendors that if the Purchaser shall default in the payment of any sum under this Agreement the Guarantor will forthwith on demand by the Vendors pay such sum to the Vendors.

11.2 The guarantee contained in Sub-clause 11.1 is a continuing guarantee and shall remain in force until all the obligations of the Purchaser under this Agreement have been fully performed and all sums payable by the Purchaser have been fully paid.

11.3 The obligations of the Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations or affect such obligations, including without limitation and whether or not known to the Guarantor:-

     11.3.1 any time, indulgence, waiver or consent at any time given to the Purchaser or any other person;

     11.3.2 any compromise or release of or abstention from perfecting or enforcing any right or remedies against the Purchaser or any other person;

     11.3.3 any legal limitation, disability, incapacity or other circumstances relating to the Purchaser or any other person or any amendment to or variation of the terms of this Agreement or any other document referred to in this Agreement;

     11.3.4 any irregularity, unenforceability or invalidity of any obligations of the Purchaser under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Purchaser.

11.4 The guarantee contained in Sub-clause 11.1 may be enforced by the Vendors without the Vendors first taking any steps or proceedings against the Purchaser.

11.5 All payments to be made by the Guarantor shall be made in full without set-off or counterclaim and free and clear and without any deduction whatsoever except to the extent required by law.

12.  MISCELLANEOUS
     -------------

12.1 Each party hereto shall execute and deliver to any other party hereto such other instruments as may be required in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby.

12.2 No variation of this Agreement or any of the forms agreed under this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

12.3 Any right of rescission conferred upon the Purchaser hereby shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise any right hereunder shall constitute a waiver by either of the parties of any such right of remedy.

12.4 Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever which the Purchaser may agree to or effect as regards any of the Vendors in connection with this Agreement and in particular the Warranties shall not affect the rights and remedies of the Purchaser as regards any other party hereto or its rights and remedies against the party in whose favour the release, waiver, compromise or other arrangement is granted or made, except (in any event) to the express extent of the release, waiver, compromise or other arrangement.

12.5 This Agreement shall, where the context so permits, be binding upon and enure for the benefit of the personal representatives of or the successors in title to the parties hereto.

12.6 This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

13.  CONFIDENTIALITY
     ---------------

     For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of each company in the Group and in consideration of the agreement of the Purchaser to buy the Shares on the terms hereof the Vendors hereby agree with the Purchaser and its successors in title as a separate and independent agreement that they will not at any time hereafter divulge or communicate to any person other than to officers, employees or professional advisers of the Company whose position makes it necessary to know the same or to the Purchaser or its officers, employees or professional advisers any confidential information concerning the business, accounts, financial or contractual arrangements or other dealings, transactions or affairs of any company in the Group which may be within or which may come to their knowledge, that they will use their best endeavours to prevent the publication or disclosure of any confidential information concerning such matters or any of them and that they will not do anything to harm the goodwill of any company in the Group as at the date hereof.

14.  ANNOUNCEMENTS
     -------------

     No announcement or circular or written statement to employees/suppliers relating to any matter referred to in this Agreement shall after the date hereof be made or issued without the prior written approval of both parties and shall be in an agreed form provided that neither party shall be prevented from making any announcement required by NASDAQ or otherwise as required by law.

15.  COSTS
     -----

15.1 Each of the parties to this Agreement shall bear its own costs of the negotiation, making and fulfilment of this Agreement and the sale and purchase hereby agreed to be made and (for the avoidance of doubt) no costs relating thereto or to any matters contained or referred to in this Agreement shall be payable by the Company or the Subsidiaries. However if the Purchaser shall lawfully exercise:

     15.1.1 the right hereby conferred to rescind this Agreement pursuant to Clause 2.3 the Vendors shall jointly and severally indemnify the Purchaser against all reasonable expenses and costs incurred in investigating the affairs of the Group and in the preparation and negotiation of this Agreement and such other documents as referred to herein;

     15.1.2 the right hereby conferred to rescind this Agreement pursuant to Clause 10.1 the Purchaser shall save where the right under clause
            10.1 has arisen by reason of the act or default of the Vendors indemnify the Vendors against all reasonable expenses and costs incurred in the preparation and negotiations of this Agreement and such other documents as referred to herein.

16.  NON-MERGER ON COMPLETION
     ------------------------

16.1 Notwithstanding completion of the sale and purchase of the Shares, this Agreement shall remain in full force and effect with regard to the Warranties and the obligations on either side not performed or fulfilled before or at Completion.

17.  SEVERABILITY
     ------------

     If at any time any provision of this Agreement (or of any document referred to herein) is or becomes illegal, invalid or unenforceable the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall in no way be affected or impaired thereby.

18.  ENTIRE AGREEMENT
     ----------------

18.1 It is hereby agreed that this Agreement (together with the documents referred to herein) constitutes the entire understanding between the parties hereto in connection with the subject matter hereof and there are no representations, promises, terms, conditions, warranties, undertakings or obligations oral or written, express or implied, other than those contained herein and supersede any and all other agreements in which the parties may have entered in connection with the subject matter hereof.

18.2 Each of the parties hereto confirms that, in agreeing to enter into this Agreement, it or he has not relied on any representation, warranty or undertaking except those contained in this Agreement and the Disclosure Letter.

19.  NOTICES
     -------

19.1 Any notice or other communication to be given hereunder shall either be delivered personally or sent by first class post. The address for service of each of the parties hereto shall be the address given herein or such other address as the party to be served may have previously notified from time to time to the other party. In the case of notices or other communication to be given to the Purchaser hereunder a copy shall be delivered to the Purchaser's Solicitors (ref DPM). All notices shall be deemed to have been served as follows:-

     19.1.1 if personally delivered, at the time of delivery;

     19.1.2 if posted, at the expiration of 72 hours after the envelope containing the same was delivered into the custody of the postal authorities and shall be effective notwithstanding that it may be misdelivered or returned undelivered;

     PROVIDED that, in the case of delivery by hand such delivery shall occur before 6 p.m. on a business day

19.2 In proving service, it shall be sufficient, in the case of a notice sent by pre-paid post, that the envelope containing the same was properly stamped, addressed and placed in the post.

20.  GOVERNING LAW
     -------------

     This Agreement (and all documents referred to herein) shall be governed by English law and each of the parties hereto submits to the non-exclusive jurisdiction of the English Courts.

AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first above written

                               THE FIRST SCHEDULE
                               ------------------

THIS DEED is made the            day of                     1997
BETWEEN:-

(1) THE PERSONS whose names and addresses are set out in Part I of the Appendix hereto (hereinafter together called "the Covenantors");

(2) GENEPAD LIMITED (Company No. 3290026) whose registered office is at Link House St Mary's Way Chesham Buckinghamshire HP5 1HR ("the Purchaser");

(3) LINK GROUP HOLDINGS LIMITED (Company No. 2972297) whose registered office is at Holborn Hall, 100 Grays Inn Road, London, WC1X 8BY ("the Company");

(4) THE COMPANIES whose names and registered offices are set out in Part II of the Appendix hereto ("the Subsidiaries");

WHEREAS by an agreement (hereinafter called "the Agreement") dated [         ]
1997 and made between the Covenantors of the one part and the Purchaser of the other part the Covenantors agreed to sell and the Purchaser agreed to purchase the whole of the issued share capital of the Company.

1.  INTERPRETATION
    --------------

1.1 Words and expressions defined in the Agreement shall apply to this Deed as if the same had been set out herein in full including for the avoidance of doubt "Accounts", "Balance Sheet Date", "Claim for Tax", "Completion", "Event", "Relief", "Tax", "Taxation", "Tax Authority" and "Tax Legislation" and rules of interpretation contained in the Agreement shall apply to this Deed as if the same had been set out herein.

1.2 References in this Deed to "Tax Liability" shall include any liability to or in respect of any Tax and shall also include:-

     1.2.1 the loss or setting off in whole or in part against income, profits or gains or against any liability to Tax of any Relief which would but for the said loss or setting-off have been available to the Company and/or the Subsidiaries;

     1.2.2 the nullifying or cancellation of a right to repayment of Taxation which would (were it not for the nullifying or cancellation) have been so available;

     1.2.3 the setting off in whole or in part against income, profits or gains earned, accrued or received or Taxation thereon of any Relief which arises as a result of an Event after Completion in circumstances where in the absence of such setting off, the Company and/or the Subsidiaries would have had an actual liability to Taxation in respect of which a claim could have been made against the Covenantors under this Deed;

     and in such a case the amount of Taxation which would otherwise have been relieved, allowed or credited by the Relief so lost or the amount of repayment which would otherwise have been obtained or in the case of a set off in whole or in part of any Relief, the amount of Taxation saved thereby, shall be treated as an amount of Taxation for which a liability has arisen;

     1.2.4  any capital transfer tax or inheritance tax which either:-

            1.2.4.1 is at the date hereof by virtue of Section 237 of the Inheritance Tax Act 1984 a charge on any of the shares or assets of the Company or any of the Subsidiaries; or

            1.2.4.2 at the date hereof by virtue of Section 212 of the Inheritance Tax Act 1984 gives rise to a power of sale mortgage or charge over any of the shares or assets of the Company or any of the Subsidiaries; or

            1.2.4.3 after the date hereof becomes a charge on or gives rise to a power of sale over any of the shares or assets of the Company or any of the shares of assets of the Company or any of the Subsidiaries and, in determining whether such a charge on or such a power over any of the shares or assets of the Company or the Subsidiaries exists at any time, the fact that any capital transfer tax or inheritance tax is not yet payable or may be paid by instalments shall be disregarded and the total liability for such tax shall be treated as falling due, and a charge or power of sale as arising in relation to that total liability, on the date of the chargeable transfer in respect of which such tax becomes payable or arises and the provisions of Section 213 of the Inheritance Tax Act 1984 shall not apply thereto.

1.3 Reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation and references to the occurrence of Events on or before a particular date or in respect of a particular period shall include Events or circumstances which are for the purposes of any legislation deemed to have been or treated or regarded as having occurred or existed at or before that date or in respect of that period.

1.4 Reference to the result or occurrence of any Event on or before the date hereof shall include the combined result of two or more Events the first of which shall have taken place or pursuant to Clause 1.3 shall be deemed to have taken place on or before the date hereof.

1.5 Reference to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their operation is modified by other provisions (whether before or after the date hereof) and shall include any provisions of which they are re-enactments (whether with or without modification).

1.6 The headings are inserted for convenience only and shall not affect the construction of this Deed.

1.7 References to the "Company" shall mean and include references to the Company and each of the Subsidiaries separately as if each Subsidiary was referred to expressly in place of the Company.

2.   INDEMNITIES BY THE COVENANTORS
     ------------------------------

     2.1 Subject to Clause 3 of this Deed the Covenantors hereby jointly and severally covenant to indemnify and to keep indemnified the Purchaser against:-

          2.1.1 any Tax Liability of any one or more of the Company and the Subsidiaries arising as a result of or by reference to any income, profits or gains earned, accrued or received on or before the date hereof or any Event or deemed Event occurring on or before the date hereof whether alone or in conjunction with other circumstances and whether or not such Taxation is chargeable against or attributable to any other person, firm or company;

          2.1.2 all reasonable costs and expenses properly payable by the Purchaser, or any one or more of the Company and the Subsidiaries in connection with any Claim for Taxation or Tax Liability; and

          2.1.3 any tax liability arising in relation to reimbursement by the Company and/or any of the Subsidiaries of expenses to its employees.

3.   LIMITATION
     ----------

3.1 The Covenantors shall not incur liability under this Tax Deed by reason of any liability to make any payment of Taxation imposed or sought to be imposed on the Company or the Subsidiaries and/or the Purchaser:-

     3.1.1 to the extent that specific provision or reserve in respect thereof was made in the Accounts (or any audited accounts of the Subsidiaries) ;

     3.1.2 to the extent that provision or reserve was made in the Accounts but is insufficient only by reason of any increase in the rates of Taxation or as a result of any change in law made after Completion with retrospective effect;

     3.1.3 for which the Company any of the Subsidiaries or the Purchaser is or may become liable as a result of transactions entered into by the Company or the Subsidiaries in the ordinary course of Business after the Balance Sheet Date;

     3.1.4 if it is a Claim for Taxation or Tax Liability which would not have arisen but for a voluntary act or omission which could reasonably have been avoided or carried out by the Purchaser the Company or any of the Subsidiaries after the date hereof otherwise than in the ordinary course of business;

     3.1.5 to the extent that details have been disclosed to the Purchaser in the Disclosure Letter;

     3.1.6 to the extent that there is any over provision in the Accounts for contingent liabilities that has, by the time of the Claim been proved to be an over provision

3.2 No Claim for Taxation or Tax Liability shall be made under this Deed unless the said claim is notified in writing to the Covenantors in the manner provided for herein before 7th February 2003.

3.3 The Covenantors shall be severally liable to pay half each of any Tax Liability under this Deed.

4.   CONDUCT OF CLAIMS
     -----------------
     The provisions of Clause 5.9 of the Agreement shall be deemed to be repeated herein save that references to the Warrantors shall be construed as references to the Covenantors.

5.   PAYMENT OF CLAIMS
     -----------------

5.1 Payments by the Covenantors pursuant to Clause 2 shall be made on the day or dates as follows:-

     5.1.1 if the Tax Liability which is the subject of a claim under this Deed involves an actual payment of Taxation by the Company, three Business Days before the date on which that Taxation becomes due and payable to the relevant Taxation Authority;

     5.1.2 if the Tax Liability which is the subject of a claim under this Deed does not involve an actual payment of Taxation but involves:-

            5.1.2.1 the denial or loss of set off in whole or in part of a right to repayment of Taxation, the date on which such Taxation would otherwise have been repaid;

            5.1.2.2 the denial or loss in whole or in part of any Relief, the date on which the Taxation, that would otherwise have been saved, becomes due and payable to the relevant Taxation Authority;

            5.1.2.3 the set off in whole or in part of any Relief which arises as a result of an Event after Completion which but for such setting-off a claim could have been made against the Covenantors under this Deed the date on which the Taxation saved thereby would otherwise have become due and payable to the relevant Taxation Authority;

     5.1.3 in the case of sums payable pursuant to Clause 2.1.2, three Business Days after the date on which the Company and/or the Subsidiaries and/or the Purchaser makes demand therefor.

5.2 If any amount is not paid as provided in Clause 5.1 the Covenantors shall pay to the Purchaser interest on such amount calculated on a daily basis at the rate of four per cent. per annum above the base rate of National Westminster Bank PLC for the time being in force from the relevant date specified in Clause 5.1 until and including the date of actual payment (after as well as before judgement).

6.   GROSSING UP
     -----------

6.1 All sums payable by the Covenantors under this Deed shall be paid free and clear of all deductions or withholdings whatsoever.

6.2 If any amount paid or due to the Purchaser hereunder gives rise to any Tax Liability in the hands of the Purchaser then the amount so paid or due ("the net amount") shall be increased to an amount ("the grossed-up payment") which (after subtraction of the amount of any Tax Liability which arises in the hands of the Purchaser with respect to the grossed-up payment) shall equal the net amount, provided that if any payment is initially made on the basis that the amount due is not taxable in the hands of the Purchaser and it is subsequently determined that it is, or vice versa, such adjustments shall be made between the Purchaser and the Covenantors as may be required in order to restore the after-tax position of the Purchaser to that which it would have been had the adjustment not been necessary.

7.   MISCELLANEOUS
     -------------

7.1 This Deed shall be binding upon and enure for the benefit of the personal representatives of or the successors in title to the parties hereto. This Agreement is personal to the Vendors who may not assign it or any rights herein, or delegate or subcontract the performance of any of its obligations hereunder, except with the Purchaser's prior written consent. The Purchaser may assign the benefit of all but not part of this Agreement and the Deed of Indemnity to any person or body corporate to which the Shares are transferred and any such company or person may enforce such benefit as if named in this Agreement as the Purchaser.

7.2 Each party hereto shall execute and deliver to any other party hereto such other instruments as may be required in connection with the performance of this Deed.

7.3 For the avoidance of doubt the covenants contained herein shall be enforceable before as well as after any payment made pursuant to this Deed has been made and if at any time any provision contained herein is or becomes illegal, invalid or unenforceable the legality, validity and enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

7.4 The following provisions of the Agreement shall apply to this Deed of Indemnity as if the same had been set out herein save that references therein to the Vendors, their addresses and the Agreement respectively shall be construed as references to the Covenantors, their addresses given herein, this Deed:-

     7.4.1  Clause 12.2    Variation;

     7.4.2  Clause 12.3    Waiver;

     7.4.3  Clause 12.4    Notices;

     7.4.4  Clause 20      Governing Law.

7.5 Any payment by the Covenantors under this Deed shall be treated pound for pound as a reduction in the Consideration pursuant to the Agreement.

IN WITNESS whereof this Deed has been entered into the day and year first above written

                                  THE APPENDIX
                                     Part I
                                 (Covenantors)

Philip Francis Shipperlee
Sheila Frances Shipperlee
both of 37 St. Leonards Road, Chesham Bois, Amersham, HP6 6DT.


                                    Part II
                                 (Subsidiaries)

                                                                                      No.
                                                                                    -------
Link Associates Limited                                                             3214826
Link Workgroup Solutions Limited                                                    2934883
Link Group Limited                                                                  1499718
Contracts Link Limited                                                              2458669
registered office of which is Holborn Hall, 100 Grays Inn Road, London, WC1X 8BY

                              THE SECOND SCHEDULE
                              -------------------
                                     Part I
                             Names of the Directors
                             ----------------------


Philip Francis Shipperlee
Sheila Frances Shipperlee



                                    Part II
                              Resignation letters
                              -------------------

The Directors
[Link Group Holdings  Limited ("the Company")/Subsidiary]


Dear Sirs

I hereby resign as director/secretary of the [Company/Subsidiary] and I confirm that I have no claims of whatsoever nature outstanding against the [Company/Subsidiary] whether by way of compensation for loss of office remuneration, redundancy, unfair dismissal, damages or otherwise and I hereby release any such claims which may exist.

Dated             1997

SIGNED as a DEED by                                            )
the said [                               ]                     )
in the presence of:-                                           )

                               THE THIRD SCHEDULE
                               ------------------

                          Shareholdings in the Company
                          ----------------------------

                                                                                                            Deferred
                                                       Amount of Cash             No. of                  Consideration
 Name and Address of         Ordinary Shares of        Consideration         Consideration Shares  (subject to the terms hereof)
    Shareholder                (Pounds)1 each            (Pounds)                   %                        (Pounds)
--------------------        --------------------      -------------          --------------------   ----------------------------
PHILIP FRANCIS SHIPPERLEE          500                     625,000                    50                      500,000
37 St. Leonards Road,
Chesham Bois,
Amersham,
Bucks, HP6 6DT.

SHEILA FRANCES                     500                     625,000                    50                      500,000
SHIPPERLEE
37 St. Leonards Road
aforesaid
----------------------------------------------------------------------------------------------------------------------------------


                              THE FOURTH SCHEDULE
                              -------------------
                          Particulars of the Property
                          ---------------------------



Link House
St. Mary's Way,.
Chesham,
Buckinghamshire,
HP5 1HR.



Held under Lease dated 16th June 1988 made between (1) Trentham Developments Limited and (2) Link Associates Limited for 25 years from 25th March 1988 at annual rent of (Pounds)165,000 subject to review every five years (rent agreed at 25th March 1993 to remain as (Pounds)165,000).

                               THE FIFTH SCHEDULE
                               ------------------

                                   Warranties
                                   ----------

A. INFORMATION
   -----------


   All information contained or referred to in this Agreement and the Disclosure Letter and all information given in writing in relation to the financial position and prospects of the Company by any of the Vendors, or by any of the directors or by any of the Vendors' advisers (including without limitation the Vendors' Solicitors and the Company's accountants) to the Purchaser or to any of the directors of the Purchaser or to any of the Purchaser's advisers (including without limitation the Purchaser's Solicitors and the Purchaser's accountants) at any time prior to the execution of this Agreement is true and accurate in all material respects and insofar as such information was expressed as a matter of opinion such opinion was truly and honestly held and not given casually or recklessly or without due regard for its accuracy.

B. CONSTITUTION OF THE COMPANY
   ---------------------------

1. The Company is duly organised and validly existing under English law and is not in receivership or liquidation.

2. The Company has an issued share capital of (Pounds)1,000 divided into 1,000 Ordinary Shares of (Pounds)1 each, all of which are registered in the names of and beneficially owned by the Vendors in the proportions set out in the Third Schedule free from all liens, charges and encumbrances or interests in favour of any other person or any agreement or commitment to give or create any such lien, charge, encumbrance or interest.

3. The copies of the Memorandum and Articles of Association of the Company supplied to the Purchaser's Solicitors are true and complete in all material respects and have embodied therein or have annexed thereto a copy of every resolution or agreement referred to in Section 380(2) of the Companies Act.

4. No person has the right (whether exercisable now or in the future and whether contingent or not) at any time to call for the allotment, issue, sale or transfer of any share or loan capital of the Company under any option or other agreement (including conversion rights).

5. The Company has where appropriate complied with the provisions of the Companies Act (and the previous Acts which it replaced) and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

6. No shares in the capital of the Company have been issued and no transfer of shares in the capital of the Company has been registered otherwise than in accordance with the Articles of Association of the Company from time to time in force, all such transfers being duly stamped.

7. The Company has not at any time purchased or redeemed or agreed to purchase or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof.

8. The Company has not exercised or purported to exercise any liens over any of its issued share capital.

C. ACCOUNTS
   --------

1. The copy of the Accounts annexed to the Disclosure Letter is a true and complete copy and the Accounts and all earlier audited accounts of the Company preceding the Balance Sheet Date have been certified by the preparing accountants to have been prepared in accordance with the requirements of all relevant statutes and generally accepted accountancy principles consistently applied for companies carrying on a similar business to that of the Company and are true and accurate in all material respects and show a true and fair view of the assets and liabilities of the Company at the relevant balance sheet date and the profits for the relevant period ended on such date.

2. So far as the Warrantors are aware full provision or reserve has been made in the Accounts for bad and doubtful debts and for all liabilities and capital commitments of the Company outstanding at the Balance Sheet Date whether actual, contingent, quantified, disputed or not.

3. Full provision has been made in the Accounts for depreciation, amortisation and any foreseeable losses.

4. So far as the Warrantors are aware none of the values placed in the Accounts on the assets of the Company was in excess of the market value thereof current at the Balance Sheet Date.

5. The work-in-progress shown in the Accounts has been valued on a basis excluding profit and including adequate provision for losses which are or could reasonably be expected on uncompleted contracts and on completed contracts in respect of which the maintenance period is unexpired.

6. The Accounts are not adversely affected by any extraordinary or non-recurring items unless expressly stated therein.

7. Of the plant, machinery, fixtures, fittings, equipment, vehicles, furniture, materials and other assets included in the Balance Sheet or acquired by the Company since the Balance Sheet Date none has been acquired other than on a normal arms length basis.

8. For the purposes of the Accounts the Company's assets have been valued on a basis in all material respects consistent with those adopted for the purpose of the audited accounts of the Company in respect of the beginning and end of each of the last three preceding accounting periods and the bases and policies of accounting of the Company adopted for the purpose of preparing the Accounts are the same as those adopted for the purpose of preparing the audited accounts for such periods.

9. So far as the Warrantors are aware the management accounts of the Company (which have not been prepared or considered by the Company's auditors) for periods since the Balance Sheet Date (copies of which are annexed to the Disclosure Letter) have been prepared by the Company with due care and attention, and show an accurate view of the state of affairs and profit or loss of the Company as at and for the period in respect of which they have been prepared.

10. So far as the Warrantors are aware all proper and necessary books of account, minute books and registers and records have been maintained properly and accurately by the Company and are in its possession and contain full information in accordance with generally accepted accounting principles relating to all transactions to which the Company has been a party and are true and accurate records of the matters to which they relate.

D.  BUSINESS
    --------

1. Since the Balance Sheet Date the Company has carried on its business prudently and in the ordinary and usual course and so as to maintain the same as a going concern.

2. Since the Balance Sheet Date the Company has not entered into any transaction, assumed any liability (including contingent liabilities) or made any payment or agreed to enter into, assume or make any such transaction, liability or payment which is not in the ordinary course of business and has not entered into or agreed to enter into any commitments involving capital expenditure in excess of (Pounds) 5,000.

3. So far as the Warrantors are aware since the Balance Sheet Date there has been no interruption or alteration in the nature, scope or manner of the Company's business and there has been no material adverse change in the business, financial position or prospects of the Company.

4. Since the Balance Sheet Date the Company has paid its creditors in the ordinary course of business and within the normal terms of business of those creditors and there are no debts payable by the Company which have been due for more than six weeks.

5. No supplier has ceased or restricted supplies or threatened so to do and there has been no loss or material curtailment of the business transacted by the Company or any variations of the terms of trade to the Company's disadvantage with any customer which at any time in the period of 12 months ended on the Balance Sheet Date or subsequently represented a significant part of the turnover of the Company.

E.  ASSETS AND CHARGES
    ------------------

1. Except for assets disposed of in the ordinary course of business the Company is the owner of and has good marketable legal and beneficial title to all assets included in the Accounts and all assets which have been acquired by the Company since the Balance Sheet Date.

2. There is not now outstanding any charge, lien or encumbrance or any agreement or commitment to give or create any charge, lien or encumbrance or any hire purchase agreement, leasing agreement or agreement for payment on deferred terms over the whole or any part of the Properties or the undertaking, property or assets of the Company.

3. The Company is in actual possession of all its assets including without limitation all plant, machinery, fixtures, fittings, equipment, vehicles, furniture, materials and stock.

4. The Company is now and will pending Completion remain the owner of and has now and will at Completion have an absolute unencumbered title to all fixed and loose plant, equipment, materials, parts, vehicles, assets and personal property (hereinafter together referred to as "plant and equipment") used in connection with its business or any part thereof and free from any credit sale, conditional sale or hire purchase agreement or agreement reserving title to any other person, firm or company or for payment on hiring or deferred terms.

5. All title deeds agreements share certificates and other instruments to which the Company is a party and all other documents owned by the Company are in the possession of the Company.

F.  DISTRIBUTIONS AND LOAN REPAYMENTS
    ---------------------------------

1. Since the Balance Sheet Date no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or part or has become liable to be repaid.

2. All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its Articles of Association and the applicable provisions of the Companies Act.

G.  DEBTS
    -----

1. So far as the Warrantors are aware all debts owed to the Company will realise their full face value or the amount at which they have been included in the Accounts and be good and collectable in the ordinary course of business and in any event within three months of Completion, no amount or amounts included in the Accounts as owing to the Company at the Balance Sheet Date has been realised for an amount less than the value at which it was included in the Accounts or is now regarded by the Directors as irrecoverable in whole or part and the Company does not have outstanding any loans or financial credit granted by it to any person.

2. The Company is not owed any monies other than trade or other debts incurred in the ordinary course of business.

H.  TRANSACTIONS WITH VENDORS/DIRECTORS/EMPLOYEES
    ---------------------------------------------

1. There are no outstanding loans due to the Company from, or loans due from the Company to, any of the Vendors or any other company the issued share capital of which the Vendors or any of them or any combination of them have directly or indirectly a beneficial interest exceeding 10% in the aggregate.

2. There are no outstanding loans due to the Company from, or any loans due from the Company to, the Directors, former directors or employees of the Company.

3. All salaries, directors' fees, expenses and bonuses (if any) of all Directors and employees of the Company (save for any amounts disclosed in the Disclosure Letter) shall be paid up to the Completion Date.

4. The Company has not made any gifts of any kind or sold any property at a price less than the full market value thereof to the Vendors or the Directors or to any persons connected with them.

5. The Company has not been a party to any transaction to which any of the provisions of Section 320 or Section 330 of the Companies Act may apply.

I.  LICENCES
    --------

    So far as the Warrantors are aware all necessary licences consents permits and authorities (public and private) have been obtained by the Company to enable it to carry on its business effectively in the places and in the manner in which such business is now or shall hereafter be carried on and all such licences consents permits and authorities are valid and subsisting and none of the Warrantors knows of any reason why any of them should be suspended cancelled or revoked.

J.  LITIGATION
    ----------

    The Company is not engaged in any litigation or arbitration proceedings and no litigation or arbitration proceedings are so far as the Warrantors are aware pending or threatened by or against the Company and the Company is not subject to any order or judgement given by any court or governmental agency and has not been a party to any undertaking or assurance given to any court or governmental agency which is still in force and there is no matter or fact in existence which might form the basis of any criminal prosecution or civil litigation proceedings against the Company.

K.  INSURANCE
    ---------

1. All premiums due on the policies of insurance have been paid and the policies together with receipts for the latest premiums are in the possession of the Company.

2. So far as the Warrantors are aware the Company is now and has at all material times been adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same type of business.

3. All claims made by the Company under its past and present insurances have been settled in full by the relevant insurers.

L.  INTELLECTUAL PROPERTY RIGHTS
    ----------------------------

1. Save as disclosed in the Disclosure Letter the Company is not the beneficial owner of any Intellectual Property.

2. So far as the Warrantors are aware the Company does not infringe nor has it infringed any right of any other person relating to Intellectual Property and it does not use confidential information disclosed to it by any person in circumstances which might entitle that person to a claim against it.

M.  FAIR TRADING etc.
    -----------------

    So far as the Warrantors are aware no agreement or arrangement to which the Company is a party:-

1. Is or requires to be registered in accordance with the provisions of the Restrictive Trade Practices Acts 1976 and 1977 or of any other legislation (British or otherwise) or contravenes the provisions of the Resale Prices Act 1976.

2. Infringes Article 85 of the Treaty establishing the European Economic Community or constitutes an abuse of dominant position contrary to Article 86 of the said Treaty or infringes any regulation or other enactment made under either Article.

3. Infringes any provision of any other legislation (British or otherwise) relating to promotion of competition or to monopolies or anti-competitive practices.

4. Is or has been the subject of any enquiry, investigation, reference, report order or proceeding pursuant to any such statutory or other provision.

5. Is or has been the subject of any undertaking on the part of the Company to the Restrictive Practices Court or the Director General of Fair Trading or the President of the Board of Trade or the Commission or Court of Justice of the European Communities or to any other body of competent jurisdiction.

N.  AGREEMENTS
    ----------

1.  The Company is not a party to:-

    1.1 any contract for hire or rent, hire-purchase or purchase by way of credit sale or periodical payment nor any agreement whereby the Company is or might be bound to repurchase any property at any time sold by the Company;

    1.2  any contract for guarantee, indemnity or suretyship;

    1.3  any power of attorney or other contract of agency;

    1.4 any contracts for the supply or receipt of services (other than contracts for the receipt of electricity gas or water or normal office services);

    1.5 any contract with any trade union or body or organisation representing any of its employees or former employees;

    1.6  any partnership, joint venture or consortium arrangement;

    1.7 any agreement or arrangement which is liable to be terminated by another party or under which rights of any person are liable to arise or be affected as a result of any change in the control management or shareholders of the Company or on Completion;

    1.8 any agreement or arrangement in which any of the following persons are interested directly or indirectly:-

         1.8.1  the Vendors;

         1.8.2  any of the Directors;

         1.8.3 any spouse or infant child of any of the Vendors or the Directors;

         1.8.4 any trust of which any of the Vendors or the Directors or any such spouse or child is a trustee or beneficiary or potential beneficiary;

         1.8.5 any company in which any of the Vendors or the Directors or any such spouse child or trust has any direct or indirect interest;

    1.9 Any contract transaction or liability which is of an unusual or long term nature or involves or is likely to involve obligations of a material nature or magnitude;

    1.10 So far as the Warrantors are aware any contract which it is incapable of performing or performance of which is likely to result in a loss to the Company;

    1.11 So far as the Warrantors are aware any agreement or arrangement which is not entirely on an arms length basis;

    1.12 So far as the Warrantors are aware any other agreement not entered into in the ordinary course of business.

2. There are no outstanding liabilities or commitments of the Company arising from any arrangements for the disposal of any shares property or other assets (other than in the ordinary course of business) previously owned by the Company.

3. The Company has not given any covenants limiting or excluding its right to do business and/or compete in any area or field with any other person.

4. So far as the Warrantors are aware neither the Company nor any other party to any agreement, commitment, transaction or arrangement with the Company is in default to any material extent thereunder and there are no circumstances likely to give rise to such a default.

5. There are in force no powers of attorney given by the Company and no person is entitled or authorised (whether as agent or otherwise) to bind or commit the Company to any obligations outside the ordinary course of the Company's business.

O.  INVESTMENT GRANTS
    -----------------

    The Company has not applied for, or received, any grant, subsidy or financial assistance from any government department or agency or any local or other authority, whether under the Industry Acts, or a regional development grant, or temporary employment subsidy or otherwise.

P.  NEGLIGENT WORK
    --------------

    So far as the Warrantors are aware no work in connection with the business of the Company has been executed or undertaken negligently or otherwise in breach of duty (statutory or otherwise and whether under English or any other law), or so as to result in the commission of any criminal offence in any jurisdiction, nor has the Company negligently or in breach or so as to result as aforesaid failed to undertake or execute any such work, and nothing has occurred or failed to occur which has given or will or might give rise to any claim for negligence or other breach of duty or criminal prosecution in such connection.

Q.  LOANS
    -----

    No loan made by the Company has been made in breach of the Moneylenders Act 1900-27 or the Consumer Credit Act 1974.

R.  COMPLIANCE WITH LAWS
    --------------------

    So far as the Warrantors are aware the Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom or any applicable foreign country and there is no violation of or default with respect to any statute, regulation, order, decree or judgement of any court or any governmental agency of the United Kingdom or any foreign country which could have a material adverse effect upon the assets or business of the Company.

S.  DIRECTORS AND EMPLOYEES
    -----------------------

1. Details of all the employees of the Company are provided with the Disclosure Letter and show dates of commencement of employment and terms and conditions of employment and in particular all remuneration payable and other benefits now provided or which the Company is bound to provide (whether now or in the future) to every officer and employee of the Company and include particulars of all profit sharing incentive and bonus arrangements to which the Company is a party whether legally binding or not.

2. There are no outstanding claims against the Company by any person who is now or has been a director officer or employee of the Company or any dispute between the Company and any of its employees or past employees and no payments are due by the Company under the provisions of the Employment Protection (Consolidation) Act 1978 or any other legislation relating to employment or termination of employment.

3. The particulars shown in Part I of the Second Schedule to the Agreement are true and complete and no person not named therein as such is a director or shadow director of the Company.

4. There are no outstanding contracts of service between the Company and any of its directors officers or employees which are not terminable by the Company without compensation (other than any compensation payable by statute) on three month's notice given at any time.

T.  PENSIONS
    --------

1. Save as disclosed in the Disclosure Letter the Company is not paying and is under no legal or moral liability or obligation (actual or contingent) or a party to any ex-gratia arrangement or promise to pay or secure (other than by payment of employer's contributions under national insurance or social security legislation) any pensions, gratuities, superannuation allowances or other benefit on retirement, death or disability or on the attainment of a specified number of years of service, or otherwise to provide "relevant benefits" within the meaning of Section 612 ICTA to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to or binding on the Company or to which the Company contributes.

U.  FINANCE
    -------

1. The total amount borrowed by the Company from its bankers does not exceed the limits applicable to its facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing powers contained in its Articles of Association, or in any Debenture or Loan Stock Deed or other instrument binding on it.

2. Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are set out in the Disclosure Letter and true copies of all documents relating thereto are annexed to the Disclosure Letter.

3. The Company has not, since the Balance Sheet Date, repaid or become liable to repay, any loan or indebtedness in advance of its stated maturity; the Company has received no demand or notice (whether formal or informal) from any lenders of money to the Company, requiring repayment thereof or indicating the intention of any such lender to enforce any security which it may hold over any assets of the Company, and there are no circumstances likely to give rise to any such demand or notice.

4. Having regard to existing bank and other facilities, the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

5. The Company has no outstanding loan capital, nor has it discounted or factored its debts or borrowed any money (save for short term borrowings from its bankers not exceeding the amounts shown in the Accounts) which it has not repaid.

6. The Company has not lent any money which has not been repaid to it and does not own the benefit or any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

7. The Company has not created or agreed to create any mortgage, charge or debenture or given or entered into or agreed to give or enter into any guarantee, suretyship, indemnity or similar commitment or agreement for the postponement or subordination of debt or (except in the ordinary course of business) created or agreed to create any lien or set-off.

8. There are no circumstances known to the Warrantors whereby the continuation of any of the facilities available to the Company might be prejudiced or which may give rise to any alteration in the terms and conditions of any such facilities.

V.  TAX MATTERS
    -----------

    General
    -------

1. Full provision or reserve has been made in the Accounts for all tax liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains or any disposal or deemed disposal of an interest in land earned, accrued or received on or before the Balance Sheet Date or any event on or before the Balance Sheet Date including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred taxation in accordance with generally accepted accountancy principles.

2. The Company has properly and punctually made all necessary returns and provided all necessary information required for tax purposes and none of such returns is disputed by the Inland Revenue or any other authority concerned (whether of the United Kingdom or elsewhere) and the Warrantors are not aware that any such dispute is likely.

3. The Company has duly and punctually paid all taxes of whatever nature of the United Kingdom or elsewhere for which it has become liable and is under no liability to pay any penalty or interest in connection with any claim for tax.

4. The Disclosure Letter contains copies of the Corporation Tax Computations and assessments of the Company for the six accounting periods since incorporation and ending on the Balance Sheet Date.

5.1 The Company has duly deducted all amounts from any payments from which tax falls to be deducted at source and the Company has duly paid or accounted for such amounts to the Inland Revenue or any other relevant taxation or excise authorities (whether of the United Kingdom or elsewhere).

5.2 The Company has not been released from any debt in whole or in part in respect of which a deduction has been allowed in computing the taxable profits of its trade

    PAYE etc.
    ---------

6. The Company has properly operated the Pay As You Earn System by deducting tax as required by law from all payments to or treated as made to employees and ex-employees and accounted to the Inland Revenue or other applicable authority for all tax so deducted and all tax chargeable on benefits provided for employees or former employees.

7. All payments by the Company to any person which ought to have been made under deduction of tax have been so made and the Company has (if required by law to do so) accounted to the Inland Revenue for the tax so deducted.

    Group Income and Relief
    -----------------------

8.1 The Disclosure Letter contains particulars of all elections made by the Company under Section 247 ICTA and all such elections were immediately prior to the date of this Agreement in force and the Company has not paid any dividend without advance corporation tax or made any payment without deduction of income tax in the circumstances specified in Section 248(2) ICTA.

8.2 The Disclosure Letter contains full particulars of all surrenders, claims, arrangements and agreements relating to group relief (as defined by Section 402 ICTA) to which the Company is or has been a party and:-

    8.2.1 all claims by the Company for group relief were when made and are now valid and have been or so far as the Warrantors are aware will be allowed by way of relief from corporation tax;

    8.2.2 the Company has not made nor is liable to make any payment under any such arrangement or agreement save in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax;

    8.2.3 the Company has received all payments due to it under any such arrangement or agreement for surrender of group relief made by it.

8.3 The Disclosure Letter contains full particulars of all arrangements and agreements to which the Company is or has been a party relating to the surrender of advance corporation tax made or received by the Company under
     Section 240 ICTA and:-

     8.3.1 the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set off against the Company's liability to corporation tax; and

     8.3.2 the Company has received all payments due to it under any such arrangement or agreement for all surrenders of advance corporation tax made by it.


     Base Values and Acquisition Costs
     ---------------------------------

9.1 If each of the capital assets of the Company were disposed of for a consideration equal to the book value of each asset in or adopted for the purpose of the Accounts no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 or Finance Act 1971 would arise (and for this purpose there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted from the consideration receivable under Section 38 TCGA).

9.2 The Company has not since the Balance Sheet Date engaged in any transaction in respect of which there may be substituted for any purpose of Taxation a different consideration for the actual consideration given or received by it.


     Roll-over Relief
     ----------------

10. The Company has not made nor is it entitled to make a claim under Sections 152-158 TCGA, Section 175 TCGA or Section 247 TCGA and no such claim has been made by any other company which affects the amount or value of the consideration for the acquisition of any asset by the Company taken into account in calculating liability to corporation tax on chargeable gains on a subsequent disposal.

     Depreciatory Transactions
     -------------------------

11. No loss which might accrue on the disposal by the Company of any share in or security of any other company is liable to be reduced by virtue of any depreciatory transaction within the meaning of Section 176 TCGA nor is any expenditure by the Company on any share or security liable to be reduced under Section 125 TCGA.

12. The Company has not realised any gain of a capital nature from the disposal of land in respect of which it could be assessed to tax under the provisions of Section 776 ICTA (artificial transactions in land).

13. The Company has not entered into any transactions or done or omitted to do anything else in consequence of which, in computing the income, profits or losses of the Company for tax purposes, adjustments are liable to be made under the provisions of Section 770 ICTA (sales and other transactions at undervalue or overvalue).

14. The Company has not entered into a transaction liable to be treated as a disposal of assets under Sections 29 to 34 (inclusive) TCGA.

     Straight-line Growth
     --------------------

15.  No asset owned by the Company is subject to a deemed disposal under
     Schedule 2 TCGA as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straight line growth.

     Chargeable Debts and Policies
     -----------------------------

16. The Company has not acquired any debts owing to any other person not being debts on a security.

17. The Company has not acquired benefits under any policy of assurance otherwise than as original beneficial owner.

    Claims
    ------

18. The Company has not made a claim and none is available to the Company under any of the following:-

    18.1  Section 279 TCGA (assets situated outside the United Kingdom);

    18.2  Section 280 TCGA (tax on chargeable gains payable by instalments);

    18.3  Section 242 ICTA (surplus franked investment income);

    18.4 Section 584 ICTA (unremittable income arising outside the United Kingdom);

    18.5  Section 24(2) TCGA (assets of negligible value).

19. The Company has not obtained relief from stamp duty under Sections 75 to 97 of the Finance Act 1986 (reconstructions and amalgamations).

20. The Company has not made any claim or obtained any tax advantage resulting from transactions in securities which is liable to be cancelled under
    Section 703 ICTA.

21. The Company has not expended or applied any sum liable to be regarded as income available for distribution pursuant to Schedule 19 paragraph 8 ICTA or is bound (contingently or otherwise) to expend or apply any such sum.

    Tax Losses and ACT Carry Forward
    --------------------------------

22.1 There has been no change in the business of the Company within the meaning of Section 245 or Section 768 ICTA.

22.2 No member of the Group has incurred a capital loss to which Section 18(3) TCGA (Transactions between connected persons) applies.

      Gifts
      -----

23. The Company is not liable to be assessed to corporation tax on chargeable gains or to capital transfer tax as donor or donee of any gift or transferor or transferee of value.

      Intra Group Transfers
      ---------------------

24. The Company has not at any time acquired any asset from any other company which at the time of such acquisition then belonged to the same group of companies as the Company within the meaning of Section 170 TCGA.

      Distributions
      -------------

25. No distribution within the meaning of Sections 209 and 210 ICTA has been made by the Company except dividends shown in its audited accounts nor is the Company bound to make any such distribution.

      Loans to Participators
      ----------------------

26. The Company has not made (and will not be deemed to have made) any loan or advance to a participator or an associate of a participator so as to become liable to make a payment under Section 419 ICTA.

      Payment to Employees
      --------------------

27. The Company has not made any payment to or provided any benefit for any officer or employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

      National Insurance
      ------------------

28. The Company has paid all national insurance and graduated pension contributions, and has made all other payments relating to social security, for which it is liable and has kept proper books and records relating to the same.

      VAT
      ---

29. The Company has where appropriate complied with all statutory provisions and regulations relating to value added tax and has duly paid or provided for all amounts of value added tax for which the Company is liable.

30.1 The Company is registered for value added tax purposes and is a member of a Group of companies for value added tax purposes; the Company has waived exemption from value added tax under paragraphs 2 and 3 of Schedule 6A Value Added Taxes Act 1983 in relation to the Property and there are no circumstances under which the Company could suffer a value added tax self supply.

30.2  The Company is not partially exempt for VAT.

31. All documents which are in the possession of the Company or under its control to which the Company is a party and which attract stamp duty have been properly stamped, and the Company has duly paid all stamp duty to which it is, has been or may be made liable and there is no liability to any penalty in respect of such duty nor are there any circumstances or transactions to which the Company is or has been a party which may result in the Company becoming liable to any such penalty.

32.1 No distribution within Section 418 ICTA has ever been made by the Company and no such distribution will be made prior to Completion, and no loan or advance within Sections 420 or 422 ICTA has ever been made by the Company, nor has the Company released or written off or agreed to release or write off the whole or any part of any such loan or advance;

32.2  The Company does not own any share capital to which the provisions of
      Section 249 ICTA could apply;

32.3 the Company does not hold any shares in a company to which the provisions of Section 13 TCGA may apply;

32.4 the Company has made no transfers of value within the Inheritance Tax Act 1984]

      Tax Avoidance
      -------------

33.1 The Company has not since the Balance Sheet Date engaged in or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or a reduction in liability to Taxation; and, in particular but without limitation, the Company has not been a party to or otherwise involved in any transaction to which any of the following could apply:-

      33.1.1 Section 240 ICTA (Set-off of company's surplus ACT against subsidiary's liability to corporation tax);

      33.1.2 Section 410 ICTA (Group relief: arrangements for transfer of company to another group or consortium); Section 395 ICTA (Leasing contracts: and company reconstructions); and Section 116 ICTA (Partnerships involving companies: arrangements for transferring relief);

      33.1.3 Sections 729 or 730 ICTA (Tax avoidance: other transfers of securities); Sections 731 to 735 ICTA (Purchase and sale of securities); or Sections 736 to 737 ICTA (Miscellaneous provisions relating to securities);

      33.1.4 Section 774 ICTA (Transactions between dealing company and associated company);

      33.1.5 Section 779 ICTA (Sale and lease-back: limitation on tax reliefs);

      33.1.6 Section 781 ICTA (Assets leased to traders and others);

      33.1.7 Section 786 ICTA (Transactions associated with loans or credit);

      33.1.8 Section 29 TCGA (Value shifting: General provisions);

      33.1.9 Section 106 TCGA (Disposal of shares and securities by company within prescribed period of acquisition);

34.2 The Company has not since the Balance Sheet Date been a party to any transaction to which any of the following has been or could be applied other than transactions in respect of which all necessary consents or clearances have been obtained:-

      34.2.1 Section 703 to 709 ICTA (Cancellation of tax advantages from certain transactions in securities);

      34.2.2 Section 765 ICTA (Migration etc of companies);

      34.2.3 Section 776 ICTA (Transactions in land: taxation of capital gains);

      34.2.4 Sections 135 to 138 TCGA (Company reconstructions and amalgamations);

      34.2.5 Section 139 TCGA (Reconstruction or amalgamation involving transfer of business).

    Miscellaneous Transactions
    --------------------------

35. No circumstances exist whereby a person not resident in the United Kingdom is assessable and chargeable to tax in the name of the Company nor has the Company ever acted as the branch or agent of a person not resident in the United Kingdom.

36. The Company has never traded through a branch, agency or permanent establishment situated outside the United Kingdom.

37. The Company is not and never has been in partnership with any person.


W. PROPERTY
   --------

1. The particulars of the Property shown in the Fourth Schedule are true and correct and the Company is the legal and beneficial owner and has good and marketable title to the Property which it owns free from any claim, encumbrance, mortgage, charge, lien, sublease, tenancy or right of occupation which has not been disclosed to the Purchaser and there is appurtenant to the Property all rights and easements necessary for its use and enjoyment and except as has been disclosed to the Purchaser the Company will upon Completion have no other interest of any nature in or licence over any land.

2. The Company is now and will at Completion be under no obligation to purchase, lease, sublease, use or otherwise occupy any other property.

3. All restrictions conditions and covenants (including any imposed by or pursuant to the Town and Country Planning Acts) affecting the Property or any part or parts thereof have been observed and performed.

4. The Property nor any part or parts of the Property is subject to any covenants restrictions or conditions which would materially affect its value or is to any extent affected by any of the following matters or is to the knowledge of any of the Warrantors likely to become so affected:-

   4.1 any outstanding dispute notice or complaint or any exception reservation right covenant restriction or condition which is of an unusual nature or which affects or might in the future affect the use of the Property (or any part or parts thereof) for the purpose for which it is now or proposed to be used;

   4.2 any notice order or proposal of which the Company has notice or of which any of the Warrantors is aware (or ought on reasonable enquiry to have notice or be aware) made or issued by or on behalf of any government or statutory authority department or body for acquisition clearance demolition or closing, the carrying out of any work upon any building, the modification of any planning permission, the discontinuance of any use or the imposition of any building or improvement line;

   4.3 any compensation received as a result of any refusal of any application for planning consent or the imposing of any restrictions in relation to any planning consent;

   4.4 any commutation or agreement for the commutation of rent or payment of rent in advance of any due date of payment thereof.

5. All requisite permissions, consents and approvals were obtained and will up to Completion continue to be obtained for all developments, alterations or additions to or other works on or in relation to the Property and all conditions or restrictions imposed in or by any such permission, consent or approval were complied with and will up to Completion continue to be complied with.

6. No proposal has been made, nor are the Warrantors aware of any circumstances rendering it likely that any proposal will be made for the compulsory acquisition of the whole or any part of the Property or which would adversely affect the Property or any part thereof and the Warrantors will forthwith notify the Purchaser in writing if any such proposal is made prior to Completion.

7. There is no material physical defect in any part of the Property or any structure thereon and all structures thereon are in good and substantial repair and condition and fit for the purposes for which they are used.

8. In respect of the lease under which the Property is held by Link Group Limited:-

   8.1 all the provisions and obligation of any such lease has been duly complied with, all rental and other payments due under any such lease have been paid in full and are not the subject of any dispute;

   8.2 the Company has complied with every proper requirement of the Landlord made in or under any lease and no event has occurred which entitles or which may entitle any such landlord to terminate such lease and no notice or other communication has been received by or served on the Company in respect of any breach or alleged breach of any of the provisions of any such lease;

   8.3 the Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in such lease (which expression includes any underlease) and the last demand (or receipts for rent if issued) was unqualified, and such lease is valid and in full force;

   8.4 all licences, consents and approvals required from the landlords and any superior landlords under any lease have been obtained, and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed;

   8.5   there are no rent reviews currently in progress;

    8.6 there is not outstanding and unobserved or unperformed any obligation to comply with any notice or other requirement given by the landlord under such lease and there is no breach of any covenant restriction or obligation relating to any of the Properties which will entitle or require any person to exercise any powers of entry and/or to take possession of the Property;

    8.7 there is no obligation to reinstate the Property by removing or dismantling any alteration made to it by the Company or by any predecessor in title to the Company.

9. No high alumina cement or concrete, calcium chloride, asbestos, woodwool slabs or any other substance or material which is or may prove defective or hazardous or does not comply with British standards and codes of practice and good building practice current at any relevant time was used in the construction of or any alteration or addition to any building or other structure on the Property.

10. The Company has no existing or contingent liabilities in respect of any properties previously occupied by it or in which it owned or held interest, including (without limitation) leasehold premises assigned or otherwise disposed of.

11. The replies given by the Vendors' Solicitors to the Purchaser's Solicitors' enquiries relating to the Property are true and accurate in all respects.

X.  ENVIRONMENTAL
    -------------

    Neither the Property nor, in relation to the Property, the Company nor to the Company's knowledge any third party have been, or are in the process of being or are likely to be in breach of any legislation, regulations, codes of practice or other controls made or issued by central or local government or any other statutory body or other agency charges with environmental responsibilities or any environmental directives, regulations or decisions issued by the European Community, and in particular:-

   1. Neither the Company nor to the Company's knowledge has any third party used, generated, manufactured, refined, processed, stored or disposed of, on, under or about the Property or transported to or from the Property any radioactive substances or any other substances presenting a hazard to the environment otherwise than in compliance with such legislation, regulations, directives, decisions or codes of practice; and

   2. No such breach has been or is likely to be caused in relation to the Property or anything done or omitted to be done under on or over any of the same by:-

       2.1  pollution of the atmosphere;
       2.2  pollution of land;
       2.3  water pollution;
       2.4  pollution by noise;
       2.5  pollution by chemicals;

   and neither the Company nor to the Company's knowledge any third party as aforesaid are liable or are potentially liable in common law for any action in nuisance caused by such pollution.

Y. SUBSIDIARIES
   ------------

1. The particulars contained in the Sixth Schedule are accurate in all respects and the Company (save for IMR (UK)) is not the holder or beneficial owner of any shares or securities of any other company or corporation (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries and has not agreed to acquire any such shares or securities.

2. None of the Subsidiaries is the holder or beneficial owner of any shares or securities of any other company or corporation (whether incorporated in the United Kingdom or elsewhere) and has not agreed to acquire any such shares or securities.

Z. CONSEQUENCES OF THIS AGREEMENT
   ------------------------------

   The acquisition of the Shares by the Purchaser or the compliance with the terms of this Agreement:-

1. Will not cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

2. Will not relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

3. Will not result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity; and

4. Will not give rise to or cause to become exercisable any right of pre-emption.

                               THE SIXTH SCHEDULE
                               ------------------
                                  Subsidiaries
                                  ------------

-------------------------------------------------------------------------------

                                             Date and      Issued      Nature
                             Registered    Country of       Share        of
           Name                Number     Incorporation    Capital    Business
           ----              ----------  ---------------  ---------  ---------
-------------------------------------------------------------------------------

Contracts Link Limited        2458669    England          2 Ordinary    Dormant
                                         11th January     Shares of
                                         1990             (Pounds)1
                                                          each
-------------------------------------------------------------------------------
Link Group Limited            1499718    England          2,000,000    Computer
                                         3rd June 1980    Ordinary     Services
                                                          Shares of
                                                          10 pence
                                                          each
-------------------------------------------------------------------------------

Link Workgroup Solutions      2934883    England          2 Ordinary    Dormant
 Limited                                 2nd June 1994    Shares of
                                                          (Pounds)1
                                                          each
-------------------------------------------------------------------------------
Link Associates Limited       3214826    England          2 Ordinary    Dormant
                                         June 1996        Shares of
                                                          (Pounds)1
                                                          each
--------------------------------------------------------------------------------


        SIGNED by PHILIP FRANCIS             )
        SHIPPERLEE                           )       Philip Francis Shipperlee



        SIGNED by SHEILA FRANCES             )
        SHIPPERLEE                           )       Sheila Frances Shipperlee



        SIGNED by SATISH SANAN               )
        duly authorised for and on behalf    )       Satish Sanan
        of GENEPAD LIMITED                   )



        SIGNED by SATISH SANAN               )
        duly authorised for and on behalf of )       Satish Sanan
        INFORMATION MANAGEMENT               )
        RESOURCES INC                        )